Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Care Capital Properties, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-206433) of Care Capital Properties, Inc. of our report dated March 10, 2016, with respect to the combined consolidated balance sheets of Care Capital Properties, Inc. and Predecessors as of December 31, 2015 and 2014, and the related combined consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedules, which report appears in Care Capital Properties, Inc.’s annual report on Form 10-K for the year ended December 31, 2015. Our report refers to the combined consolidated financial statements of Care Capital Properties, Inc. and Predecessors for periods prior to the separation, which represent a combination of entities under common control of Ventas, Inc. and have been “carved out” of Ventas, Inc.’s consolidated financial statements and reflect significant assumptions and allocations, including allocations of certain operating expenses from Ventas, Inc. These costs may not be reflective of the actual costs which would have been incurred had the predecessors operated as an independent, stand-alone entity separate from Ventas, Inc.
/s/ KPMG LLP
Chicago, Illinois
March 10, 2016